CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF DESIGNATION

of

SERIES C REDEEMABLE 5% CUMULATIVE PREFERRED STOCK

of

REPUBLIC RESOURCES, INC.

Pursuant to Section 78.1955 of the General Corporation Law of

the State of Nevada

Republic Resources, Inc., a Nevada corporation (the ACorporation@), certifies that pursuant to the authority contained in its Articles of Incorporation, as amended, and in accordance with the provisions of Section 78.1955 of the General Corporation Law of the State of Nevada, its Board of Directors (the ABoard of Directors@) adopted a resolution creating a series of Preferred Stock, par value $0.01 per share, designated as Series C Redeemable 5% Cumulative Preferred Stock and that a Certificate of Designation was filed November 6, 2000. Ninety Nine Thousand Five Hundred Three (99,503) shares of Series C Redeemable 5% Cumulative Preferred Stock were issued. With the consent of the holders of more than a majority of the outstanding Series C Redeemable 5% Cumulative Preferred Stock, the Corporation hereby amends and restates its Certificate of Designation and certifies that the following resolution has been duly adopted amending and restating the rights, privileges and restrictions applicable to a series of preferred stock, par value $0.01 per share, designated as Series C Redeemable 5% Cumulative Preferred Stock:

RESOLVED, that a series of the class of authorized Preferred Stock, par value $0.01 per share, of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

1. Designation and Amounts

The shares of such series shall be designated as the ASeries C Redeemable 5% Cumulative Preferred Stock@ (the ASeries C Preferred Stock@) and the number of shares initially constituting such series shall be 99,503, which number may be decreased (but not increased) by the Board of Directors without a vote of the stockholders; provided, however, that such number may not be decreased below the number of then currently outstanding shares of Series C Preferred Stock. The Series C Preferred Stock shall rank senior to the $0.10 par value common stock (ACommon Stock@) of the Corporation with respect to both the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up.

2. Dividends.

(a) The holders of the Series C Preferred Stock shall be entitled to receive, out of any assets legally available therefor, cumulative dividends at the rate of $2.50 per share per annum, from April 1, 2001, through the date on which the Corporation redeems the Series C Preferred Stock in accordance with Sections 5 or 6 below. At the election of the Corporation, the dividends may be paid quarterly in arrears beginning June 30, 2001 and at the end of each calendar quarter thereafter during the time which the Series C Preferred Stock is outstanding, when and as declared by the Board of Directors, in preference and priority to any payment of any dividend on the Common Stock or any other class or series of stock of the Corporation while any of the Series C Preferred Stock is outstanding. The Corporation may, at its sole election, elect to accrue but not pay any or all of such dividends for any or all payment dates on which a dividend would otherwise be payable. In the event that the Corporation elects to accrue but not pay any dividend, it shall promptly notify each holder Series C Preferred Stock not later than 15 days following the date on which the dividend would otherwise be payable. Dividends on the Series C Preferred Stock shall accrue on any given share from April 1, 2001 and shall accrue from day-to-day thereafter whether or not declared or paid by the Corporation. If at any time dividends on the outstanding Series C Preferred Stock, at the rate set forth above, have been accrued but not paid by the Corporation or shall not otherwise have been paid or declared and set apart for payment with respect to all preceding periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, but without interest, before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for the shares of any other class or series of stock of the Corporation and in such event, any accrued but unpaid dividends on the Series C Preferred Stock shall be paid to holders at the time of redemption of the stock by the Corporation. Redemption of the Series C Preferred Stock shall not effect any holder's right to receive any accrued but unpaid dividends on the Series C Preferred Stock.

3. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of any other class or series of shares, the amount of $50 per share plus all accrued but unpaid dividends through the date of the liquidation, dissolution or winding up (the ALiquidation Preference@).

(b) A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall not be deemed a liquidation, dissolution or winding up within the meaning of this Section 3 unless, following the consolidation or merger, or the sale of all or substantially all of the assets of the Corporation, the holders of the Series C Preferred Stock are no longer entitled to the Liquidation Preference.

4. Conversion. The holders of the Series C Preferred Stock shall have no right to convert the Series C Preferred Stock into any other right or security.

5. Mandatory Redemption.

(a) On December 31, 2005 (the AMandatory Redemption Date@), the Corporation shall redeem all of the outstanding shares of the Series C Preferred Stock at a redemption price equal to the Liquidation Preference (the AMandatory Redemption Price@).

(b) At least 30 days prior to the Mandatory Redemption Date, written notice (the AMandatory Redemption Notice@) shall be mailed, first class postage prepaid, by the Corporation to each holder of record of the Series C Preferred Stock, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption which is to be effected, the Mandatory Redemption Date, the Mandatory Redemption Price, the place at which payment may be obtained and calling upon each such holder to surrender to the Corporation, in the manner and at the place designated, a certificate or certificates representing the total number of shares of Series C Preferred Stock held by such holder. On or after the Mandatory Redemption Date, each holder of Series C Preferred Stock shall surrender to the Corporation the certificate or certificates representing the shares of Series C Preferred Stock owned by such holder as of the Mandatory Redemption Date, in the manner and at the place designated in the Mandatory Redemption Notice, and thereupon the Mandatory Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled.

(c) From and after the Mandatory Redemption Date, unless there shall have been a default in payment of the Mandatory Redemption Price, all rights of the holders of shares which have been redeemed (except the right to receive the Mandatory Redemption Price without interest upon surrender of the certificate or certificates representing such shares) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

6. Optional Redemption by Corporation.

(a) At any time from and after the date of issuance of the Series C Preferred Stock until December 31, 2003, the Corporation may at its sole election redeem some or all of the Series C Preferred Stock at a redemption price equal to $33.33 per share plus all accrued but unpaid dividends (hereafter the ACorporation=s Optional Redemption Price@). If the Corporation elects to redeem less than all of the Series C Preferred Stock, each such redemption shall be made pro rata from the holders of all outstanding Series C Preferred Stock.

(b) At least 30 days prior to the date on which the Corporation intends to redeem the Series C Preferred Stock pursuant to this Section (the ACorporation's Optional Redemption Date@), written notice (the "Corporation=s Optional Redemption Notice") shall be mailed, first class postage prepaid, by the Corporation to each holder of record of the Series C Preferred Stock, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption which is to be effected, whether some or all shares will be redeemed, the Corporation's Optional Redemption Date, the Corporation's Optional Redemption Price, the place at which payment may be obtained and calling upon each such holder to surrender to the Corporation, in the manner and at the place designated, a certificate or certificates representing the total number of shares of Series C Preferred Stock held by such holder. On or after the Corporation=s Optional Redemption Date, each holder of Series C Preferred Stock shall surrender to the Corporation the certificate or certificates representing the shares of Series C Preferred Stock owned by such holder as of the Corporation=s Optional Redemption Date, in the manner and at the place designated in the Corporation=s Optional Redemption Notice, and thereupon the Corporation=s Optional Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. If fewer than all shares are to be redeemed, the Corporation shall, as of the date of the redemption, issue and deliver to the appropriate holder, certificates representing the shares of Series C Preferred Stock not redeemed.

(c) From and after the Corporation=s Optional Redemption Date, unless there shall have been a default in payment of the Corporation=s Optional Redemption Price, all rights of the holders of the shares which have been redeemed (except the right to receive the Corporation=s Optional Redemption Price without interest upon surrender of the certificate or certificates representing such shares) shall cease with respect to such shares, and the shares redeemed shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

(d) Notwithstanding any other terms or provisions applying to the Series C Preferred Stock, the Corporation and any holder of Series C Preferred Stock ( a AConsenting Holder@) may, without consent of any other holder, agree to redemption or conversion of the Series C Preferred Stock held by the Consenting Holder by the Corporation on such terms as they may agree, provided that the other holders of outstanding Series C Preferred Stock are not adversely affected.

7. Other Provisions. For all purposes of this Designation, the term Adate of issuance@ shall mean the day on which shares of the Series C Preferred Stock are first issued by the Corporation. Any provision herein which conflicts with or violates any applicable usury law shall be deemed modified to the extent necessary to avoid such conflict or violation .

8. Restrictions and Limitations. The Corporation shall not undertake the following actions without the consent of the holders of a majority of the Series C Preferred Stock outstanding: (i) modify its Certificate of Designation or Bylaws so as to amend or change any of the rights, preferences, or privileges of the Series C Preferred Stock, (ii) authorize or issue any other preferred equity security senior to or on a parity with the Series C Preferred Stock, or (iii) purchase or otherwise acquire for value any Common Stock or other equity security of the Corporation either junior or senior to or on a parity with the Series C Preferred Stock while there exists any arrearage in the payment of cumulative dividends hereunder.

9. Voting Rights. Except as provided herein or as provided for by law, the Series C Preferred Stock shall have no voting rights.

10. Attorneys= Fees. Any holder of Series C Preferred Stock shall be entitled to recover from the Corporation the reasonable attorneys= fees and expenses incurred by such holder in connection with enforcement by such holder of any obligation of the Corporation hereunder.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Designation of Series C Redeemable 5% Cumulative Preferred Stock to be duly executed by its President and attested to by its Secretary and has caused its corporate seal to be affixed hereto, this 2nd day of November, 2001.

REPUBLIC RESOURCES, INC.

By /s/ Patrick J. Duncan

Patrick J. Duncan, President

ATTESTED:

By /s/ Marilyn L. Adams

Marilyn L. Adams, Secretary

STATE OF COLORADO)

) ss.

COUNTY OF MESA )

Subscribed, acknowledged and sworn to before me this 2nd day of November, 2001, by Patrick J. Duncan and Marilyn L. Adams.

Witness my hand and official seal.

My commission expires: September 19, 2005

By /s/ Shannon Wainwright

Shannon Wainwright, Notary Public